Exhibit 5.1
July 7, 2009
Canadian Solar Inc.
No. 199 Lushan Road
Suzhou New District
Suzhou, Jiangsu 215129
People’s Republic of China
Dear Sirs/Mesdames:
Re:	Canadian Solar Inc. (the “Company”)
We have acted as special legal counsel to the Company in Canada in connection with the filing with the U.S. Securities and Exchange Commission (the “SEC”) on July 7, 2009 of a post-effective amendment no. 1 (the “Amendment”) to the registration statement on Form F-3 (collectively with the Amendment, the “Registration Statement”) relating to the registration under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), of proposed issuances from time to time of common shares (the "Common Shares”), as described in the prospectus (the “Prospectus”) contained in the Registration Statement.
For the purposes of rendering the opinions set out below, we have examined a copy of the Amendment, the Registration Statement and the Prospectus. We have also reviewed the Articles of Continuance of the Company dated June 1, 2006 (and all amendments thereto), the by-laws of the Company dated June 1, 2006, a certificate of an officer of the Company dated July 7, 2009 (a copy of which is annexed hereto) (the “Officer’s Certificate”) and made such inquiries and examined such questions of law as we have deemed necessary in order to render such opinions.
In rendering the opinion expressed in Paragraph 1 below, we have relied solely, as to the existence of the Company, upon a Certificate of Compliance issued in respect of the Company by Industry Canada on July 7, 2009 (the “Certificate of Compliance”).
We have assumed (a) the genuineness and authenticity of all signatures and the conformity to originals of all copies (whether or not certified) examined by us, and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us, that all changes thereto have been marked or otherwise drawn to our attention, and (c) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us.

The Exchange Tower, Suite 1600 P.O. Box 480, 130 King Street West Toronto, Ontario, Canada M5X 1J5	T: 416-365-1110 F: 416-365-1876 www.weirfoulds.com

We have not been instructed to undertake and have not undertaken any further inquiry or due diligence in relation to the transaction or transactions which are the subject of this opinion. The opinions set out below are given only as to and based on circumstances and matters of fact existing as at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the subject matter hereof and as to the laws of Canada as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as of the date hereof) of the Officer’s Certificate as to matters of fact and the Certificate of Compliance without further verification, and have relied upon the foregoing assumptions, which we have not independently verified.
We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Canada. This opinion is to be governed by and construed in accordance with the laws of Canada and is limited to and is given on the basis of the current law and practice in Canada.
On the basis and subject to the foregoing, we are of the opinion that:
1.	The Company is a company organized, existing and in good standing under the Canada Business Corporations Act.

2.	On the assumption that the Common Shares have been duly authorised prior to the issuance of such Common Shares, and when the Common Shares have issued, delivered and paid for in the manner described in and pursuant to the terms of the Registration Statement and related prospectus supplement to the Prospectus, the Common Shares will be validly issued, fully paid and non-assessable common shares in the capital of the Company.

3.	The statements contained under the heading “Description of Common Shares” of the Prospectus insofar and to the extent that they constitute a summary or description of the applicable laws and regulations of Canada under the Canada Business Corporations Act and a summary of the terms of the share capital and the Articles of Continuance of the Company, are true and correct in all respects and nothing has been omitted from such statements which would make them misleading in any material respect.

We hereby consent to the filing of this opinion as an exhibit to the Amendment and to the references to our firm under the captions “Enforceability of Civil Liabilities” and “Validity of the Securities” in the prospectus forming part of the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act, or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the SEC promulgated thereunder.
Yours truly,
/s/ WeirFoulds LLP
WeirFoulds LLP

3